EXHIBIT 1

MEMBERS OF FILING GROUP

V. Prem Watsa

1109519 Ontario Limited

The Sixty Two Investment Company Limited

810679 Ontario Limited

Fairfax Financial Holdings Limited

FFHL Group Ltd.

Brit Limited

Brit Insurance Holdings Limited

Brit Insurance (Gibraltar) PCC Limited

Fairfax (US) Inc.

Odyssey US Holdings Inc.

Odyssey Re Holdings Corp.

Odyssey Reinsurance Company